EXHIBIT 10.1
VARIABLE INTEREST
LOAN IN EUROS
PEGGED TO
THE EURIBOR RATE
Policy
ENTRY N° 5710/248869
AMOUNT 11,000,000 EUROS
TERM 31.12.2013
In Alcobendas on June 29, 2007

Of the one hand, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (hereinafter referred to as the Bank), with its registered office in Bilbao, Pl. San Nicolás 4, which was established for an unspecified period of time under a deed authorized on October 1, 1988 by the Notary of Bilbao Mr. José María Arriola Arana. The aforementioned deed has been registered in the Companies Registration Office in Vizcaya, in volume 2083, book 1545, section 3 of companies, folio 1, page 14.741, entry no. 1 CIF No. A48265169. The aforesaid bank is duly represented by Mr. Laureano DE CASTRO MARTINEZ, holder of D.N.I: number 9692556-B and Mr. Carlos MARTINEZ SANZ, holder of D.N.I. number 2835854-T by virtue of the powers conferred before the Notary of Bilbao Mr. Jose Ignacio Uranga Otaegui on the 12th day of June 2001 and protocol number 2.377.
And of the other hand (hereinafter referred to as the borrower)
LABORATORIOS BELMAC, S.A. hereinafter in this contract referred to as Company A or Agent Company, with its registered office in San Sebastián de los Reyes, c/Teide, 4, a company established for an unspecified period of time on November 28, 1988. The aforementioned deed has been registered in the Companies Registration Office in Madrid in volume 6271, book 0, section 8 of companies, folio 69, page M-102225, entry no. 23 CIF No. A78964038. The aforesaid company is duly represented by Mr. Adolfo HERRERA MALAGA, holder of D.N.I: number 386553-S and Mr. Emilio BARTA PEREZ, holder of D.N.I. number 50833170-L by virtue of the powers conferred before the Notary of Cifuentes Mrs. María Teresa Bolás Olcina on February 2nd 2006 and protocol number 163.
And on the other hand (hereinafter referred to as the guarantors)
LABORATORIOS DAVUR, S.L. a SINGLE PERSON COMPANY hereinafter in this contract referred to as Company B, with its registered office in San Sebastián de los Reyes, c/Teide, 4, a company established for an unspecified period of time on January 19, 1998. The aforementioned deed has been registered in the Companies Registration Office in Madrid in volume 12.882, book 0, section 8 of companies, folio 130, page M-207221, entry no. 1 CIF No. B81931479. The aforesaid company is duly represented by Mr. Adolfo HERRERA MALAGA, holder of D.N.I: number 386553-S and Mr. Emilio BARTA PEREZ, holder of D.N.I. number 50833170-L by virtue of the powers conferred before the Notary of Cifuentes Mrs. María Teresa Bolás Olcina on March 28, 2006 and protocol number 575.
LABORATORIOS RIMAFAR, S.L. a SINGLE PERSON COMPANY hereinafter in this contract referred to as Company C, with its registered office in San Sebastián de los Reyes, c/Teide, 4, a company established for an unspecified period of time on March 5, 2001. The aforementioned deed has been registered in the Companies Registration Office in Zaragoza in volume 2662, book 0, section 8 of companies, folio 54, page Z-28929, entry no. 1 CIF No. B50881770. The aforesaid company is duly represented by Mr. Adolfo HERRERA MALAGA, holder of D.N.I: number 386553-S and Mr. Emilio BARTA PEREZ, holder of D.N.I. number 50833170-L by virtue of the powers conferred before the Notary of Cifuentes Mrs. María Teresa Bolás Olcina on March 28, 2006 and protocol number 574.
.BENTLEY API S.L. a SINGLE PERSON COMPANY hereinafter in this contract referred to as Company D, with its registered office in Pinseque (Zaragoza), Autovía de Logroño, Km. 18,800, Polígono los Leones, Naves 22-23, a company established for an unspecified period of time on April 23, 2004. The aforementioned deed has been registered in the Companies Registration Office in Zaragoza in volume 3069, book 0, section 8 of companies, folio 63, page Z-35721, entry no. 1, CIF No. B83969091. The aforesaid company is duly represented by Mr. Adolfo HERRERA MALAGA, holder of D.N.I: number 386553-S and Mr. Emilio BARTA PEREZ, holder of D.N.I. number 50833170-L by virtue of the powers conferred before the Notary of Madrid Mr. Jose Manuel García Collantes on July 20, 2006 and protocol number 1495.
And in the presence of the Notary Public Mr. Gerardo Von Wichmann Rovira specifically required to formalize the present contract
AGREE
          To formalize the present contract by which the Bank grants to the Borrower a loan for the amount of 11,000,000.EUROS (eleven million Euros), with the Borrower undertaking to fully repay the amount loaned, together with such interest charges, commissions, taxes, levies and expenses, including such legal costs as may arise as a result of this contract, until fully paid, in accordance with the following
CLAUSES
FIRST.- Drawdown
          The drawdown of the total loan amount shall be carried out by means of a transfer into account number 0182 5710 01 020 104158 4 that the Borrower holds with the Bank, in the Corporate Branch of San Sebastián de los Reyes, Office number 5710 with acknowledgement from the Borrower of the receipt of the said amount.
          On opening the loan and on the total amount granted, there shall accrue an up front, one time commission fee of 0.20%, on the date of signing this contract, and for the costs and expenses of study charges on this transaction the Bank shall receive on the same date a 0.00% commission fee on the amount of the loan.
SECOND.- Term and amortization
          The loan shall be available between the date of the present contract and December 31, 2013 and shall be repaid to the Bank on the dates and for the amounts in accordance with the following amortization table:

December 31, 2008	412,500 euros
March 31, 2009	412,500 euros
June 30, 2009	412,500 euros
September 30, 2009	412,500 euros
December 31, 2009	412,500 euros
March 31, 2010	412,500 euros
June 30, 2010	412,500 euros
September 30, 2010	412,500 euros
December 31, 2010	412,500 euros
March 31, 2011	412,500 euros
June 30, 2011	412,500 euros
September 30, 2011	412,500 euros
December 31, 2011	412,500 euros
March 31, 2012	412,500 euros

June 30, 2012	412,500 euros
September 30 2012	412,500 euros
December 31,2012	412,500 euros
March 31, 2013,	412,500 euros
June 30, 2013	412,500 euros
September 30, 2013	412,500 euros
December 31, 2013	2,750,000 euros
          These amortization amounts on the principal, as well as the interests payments, shall be paid in full on the respective due dates, or before if the repayment date falls on a holiday, through the account mentioned in the first clause, in which the Borrower must maintain the necessary funds to cover the amounts due on each payment date.
          Notwithstanding the term of this Agreement, the Loan may be terminated by the Bank, not only for whatever reason as set out in this contract but also when the Borrower incurs early termination for whatever legal grounds and/or in any of the following circumstances:
a)	Failure on the part of the Borrower to pay, on the respective due dates, the amounts in relation to the principal, the interest thereon, fees, costs and expenses of whatever nature or of any other amounts owed to the Bank by virtue of this Loan.

b)	Non compliance by the Borrower with any other legal or contractual payment obligations arising from other contracts with the Bank, or with third parties when, in the latter case, the amounts involved may be significant enough to affect the assets and financial situation of the Borrower.

c)	General and repeated failure by the Borrower to comply with mandatory tax and social security payments or those payments arising from an employment relationship.

d)	Non compliance with any of the obligations assumed by the Borrower by virtue of the present contract, other than those included in paragraphs a) and b) above or of obligations that may arise pursuant to any legal obligation which have been notified to and not complied with by the Borrower within ten (10) business days from the relevant communication to the Borrower by the Bank.

e)	Should it be proved that there has been misrepresentation of any facts in relation to the Borrower or of documents presented as the basis for the granting of or the continuing of this Loan and should the Borrower fail to provide the Bank with the necessary documents to establish his legal or financial situation when required so to do.

f)	Judicial or administrative proceedings against the Borrower that may entail the execution or attachment amounting to more than 25% of the Borrower’s assets or should the said Borrower be placed under judicial administration or be the object of a confiscation order, expropriation or administrative audit.

g)	In the event of any legal situation that may limit the Borrower’s full capacity to administer and dispose of his assets, amongst other things in the event of the assets of the Borrower being transferred to his creditors.

h)	Should the Borrower seek an extra judicial agreement with his creditors that involves a discharge or postponement in relation to the compliance with his obligations or that affects a substantial part of his assets.

i)	Should the assets and net worth, economic or financial situation of the Borrower be adversely affected to such an extent as to substantially affect his ability to comply with his obligations under the present Contract or should any of the Borrower’s annual account ratios indicated below should increase by more than 20% with respect to the same ratio for the previous fiscal year. The ratios are: the Net Financial Debt/Equity and the Net Financial Debt/EBITDA.

j)	Should the Borrower modify or change the nature of his business, activities or legal status in such a manner as to adversely affect his solvency.

k)	Should the actual shareholding of the Borrower fall below 10%.

l)	Should any creditor of the Borrower demands the early termination of obligations assumed by the said Borrower on loan, credit or discount contracts, swap agreements or guarantees that taken on their own or together may exceed 25 % of the Borrower’s assets.

m)	Should the informed opinion of the Borrower’s audited annual accounts or any of its Subsidiaries have been classified by the respective auditors under the headings of “reserved opinion”, “ unfavorable opinion” or “opinion denied”, all in accordance with generally accepted accounting principles as accepted in Spain. The “reserved opinion”, in order to constitute a termination event, shall be based on facts and circumstances whose impact may have a significantly negative effect on the assets of the Borrower or its Subsidiaries.

n)	In the case of guarantors of any kind, should any of the eventualities as set out in parts b), f), i) or l) above occur to them.
          In any of the cases referred to above the Bank has the right to declare the immediate total early termination of this Loan.
THIRD.- Early amortization
          Notwithstanding the scheduled repayment set out in the previous clause, the loan may be the object of an early amortization, should this suit the Borrower. The said amortization may be either total or partial.
          The amounts corresponding to an early amortization shall be applied, in the first instance, to meet interest payments, commissions, accrued costs and expenses and; in the second instance, to the amortization of the principal, in accordance with the natural order of the planned amortization dates. In the event of an early amortization of the loan on a different date to the due date for a given interest period, the Bank shall receive, on that date, a fee of 0% on the amortization payment.

FOURTH Accrual, calculation and payment of interest
Interest Periods
For the purpose of assessing the interest rate applicable at any given time, the contract term shall be divided into periods coinciding with the quarterly calendar, except in the case of the first period that will start on the commencement date of the contract and will terminate on the last day of the corresponding calendar month and the last period that will start on the first day of the last calendar quarter and will terminate on the last day of the contract term..
Interest rate and settlement
          The rate of nominal interest applicable shall be the EURIBOR, as defined below and the excess rounded up to the closest multiple of 0 of one per cent, plus a differential of 0.50 percentage points.
For the purpose of establishing the above, the EURIBOR (the Euro Interbank Offered Rate) shall be understood as the reference rate in the Euro Money Market resulting from the application of the convention, always in force and backed by the European Federal Bank and the Financial Markets Association (ACI), for twelve-month euro deposits and the rate shall be taken as published on the second business day before the day on which the corresponding interest period starts to run.
Currently the EURIBOR is published at around 11.00 a.m. (Central European Time) on Reuters’ EURIBOR01 page , and is published on the second business day before the date to which it applies. In the event of this page becoming unavailable, the rate shall be taken with reference to whatever may substitute it in future in accordance with the practice of the Euro Money Market in whatever form it may be established.
          “Business day” shall be understood solely and exclusively here with reference to the Interbank market as a day when the TARGET system is operating. With respect to this criterion, the contracting parties establish as the nominal annual rate applicable to the first interest period a rate of 5.02%.
For each settlement, the total amount of interest accrued shall be obtained from the rate defined above, by applying the following formula: the outstanding principal multiplied by the interest rate that is contractually applicable to that specific payment period, multiplied by the number of days of the said settlement period, and this, in turn, is divided by thirty six thousand.
The agreed interest rates shall accrue per day and be settled and paid in full at the end of each quarter on the following dates: December 31, March 31 June 30 and September 30, each year and on the final maturity of this agreement.
In the event that the first and last settlements should not coincide with these complete periods, the first payment shall be due on the dates comprised between the date of the credit drawdown and the first periodic payment, and the last payment on the dates that run from when last periodic payment falls due until the final expiry date. Any changes to the interest settlement dates shall be communicated by the Bank to the Borrower in advance.

In the event that owing to circumstances in the relevant markets, the EURIBOR as defined above is not published, the rate applicable to calculate the interest rate shall be the EURIBOR published for the period immediately preceding that initially chosen for which there exists a quotation (with preference given to the closest rather than the furthest away). The substituted rate shall be used to calculate the nominal interest rate applicable to the said interest period with identical calculation rules as outlined above for the substituted reference.
          In the event that it would not be possible to determine that the substituted EURIBOR in accordance with the previous paragraph, for each interest period the rates published and applied in the market from time to time for transactions of a similar or equal nature, quantity and time, with identical calculation rules as in the previous paragraphs shall apply.
The applicable interest rate, calculated in accordance with the rules laid out in the previous paragraphs, shall be increased, where applicable, by any taxes, surcharges or costs and expenses, including in the latter case brokerage charges that may arise now or in future in relation to this type of transaction.
Revision of the applicable interest rate
The first revision of the applicable interest rate shall be made on October 1, 2007 and thereafter on the date on which each interest period commences.
On the first day of each period, the applicable interest shall be revised and adjusted in accordance with the rate indicated in paragraph 2 above of the present clause.
In the case of a variation the Bank shall give notice to the Borrower, as provided for in the clause relating to communications in this contract, of the new interest rate applicable to the transaction which shall come into effect on the commencement date of the new interest period.
Should the Borrower not accept the rate to be applied for the new interest period, he shall notify the Bank within 48 hours following the receipt of such notice from the Bank and where no notice to the contrary is received it shall be assumed that the Borrower accepts the proposed rate. In the case of non acceptance, the Borrower shall, within a period of fifteen days, repay all outstanding amounts. Failure to comply with this obligation shall entitle the Bank to terminate the contract with effect from the end of the reimbursement period, on which interest shall be payable at the last applicable rate.
FIFTH. - Calculation of terms
In order to calculate the relevant time periods outlined in this contract the following definitions shall mean:
For “CALENDAR DAY”: All the days of the calendar. For periods indicated in days these shall mean calendar days in all cases.
For “BUSINESS DAY”: any day of the week, except Saturdays, Sundays, Public Holidays and non-working days for banks.

For “CALENDAR MONTH”: The period running between the first and last day of any twelve months of the year, both inclusive.
For “QUARTER”: The period running between the first day of the months of January, April, July, and October of each year, and the last day of the months of March, June, September and December respectively, both inclusive.
For “HALF-YEAR”: The period understood between the first day of the months of January and July in each year, and the last day of the months of June and December, respectively, both inclusive.
For “WEEK”: The period running between a day of a specific week and the day before the corresponding day of the following week, both inclusive.
For “MONTH”, “TWO MONTHS”, “QUARTER”, OR “HALF-YEAR”: The period running between a specific day and the numerically preceding day in the following month, in the second month, in the third month, or in the sixth month, consecutively, subsequently and respectively, both inclusive. If the said month does not include a day of that number, the term shall be determined by the day closest to the one prior to it according to the above rule.
SIXTH.- Communications
In relation to communications between the parties, it is expressly agreed that any method may be used that provides written proof of transmission and receipt. In this regard the dispatch of a telegram or a fax sent to the appropriate address is expressly declared as valid, as the receipt bearing the date issue of the telegram constitutes authentic proof of the communication, and so does the original copy of the fax on which its reception at the address indicated is printed.
SEVENTH.- Default Interest
The outstanding financial obligations of the Borrower, arising from this contract, due and outstanding. shall accrue from the day after they fall due, with a default interest of 5 additional points on the interest rate prevailing at the time of each payment or, if the policy has reached term, the last interest rate applied before it became due; this shall be calculated by the same method as that applicable to ordinary interest, although this shall apply to calendar months or a part thereof and always for periods in arrears and the default interest shall accrue on the principal amount on the payment dates, with the interest due and outstanding capitalizing in a manner that, as in the case of capital increases, new interest accrues on the default interest rate as expressed in this clause. The resulting amounts of default interest shall be regarded as final at the time they are debited, without prejudice to the right of the Bank to demand at any time the default interest that has accrued but has not yet been debited.
Once the operation has expired, either because the time it was agreed for has gone by, or because any ground for early termination has arisen, and the borrower has not cancelled all his payment obligations arising from the present contract, the default interest applicable to the total debit balance, until the permanent repayment of the operation, shall be the last default interest in force.

EIGHTH.- Guarantee Agreement
If, during the term of this Loan agreement, circumstances should arise that may have a negative effect on the solvency of the Borrower or on the guarantees granted, the said Borrower, without prejudice to the Bank’s right under the SECOND clause to an early termination of this agreement, shall if so requested by the Bank, constitute real guarantees on any tangible assets, real estate, chattels or entitlements as may be required as security for the obligations arising from the present contract.
The obligation referred to in the previous paragraph shall be complied with by the Borrower within fifteen days following the date on which the Bank so requires it. Should it transpires that the Borrower has failed within the stipulated period to comply fully with this obligation, the Bank may declare an early termination of the present agreement in accordance with the provisions of the SECOND clause.
Therefore, in the event that, at the prior request of the Borrower and with the consent, where applicable, of the Bank, the term of this agreement should be modified and/or the principle of the Loan established under this agreement be increased, then the Borrower, shall, at the request of the Bank, constitute real guarantees over such assets as may be required, as a security for the compliance with the obligations entered into under the provisions of this contract. This obligation shall continue regardless, save in such appropriately amended document or other annex to the present contract where the parties may agree to different conditions.
The Borrower shall constitute a real guarantee in case of failure to comply with the ratios, should they have been included in this contract, within a period of 10 days from the request of the Bank. In accordance with the above, the real guarantee shall be constituted with the prior agreement of the Bank and be adequate to cover the possible risk involved until the termination of the contract.
NINTH.- Insurance
The Borrower shall, at the Bank’s first request, insure his assets in a form adequate to the objective circumstances of the market, to his particular circumstances and to the details of the current loan.
TENTH.- Allocation of payments and set off
Save in the case of specific instructions to the contrary, the Borrower fully authorizes the Bank that amounts paid in to reduce outstanding debts may be allocated or assigned to meet whatever outstanding debts or other due and payable obligations the Borrower has with the Bank.
Indebtedness that the Borrower incurs arising from this contract, may be set off by the Bank with any other indebtedness the Borrower may have in his favor, regardless of the form and documents that support it, the termination date, which, in this case, may be accelerated by the Bank, and his right of entitlement, including the deposit involved. The Borrower pledges all his present and future assets for the proper performance of this agreement, with particular reference to those in his name with the Bank, giving his irrevocable authorization to the Bank to proceed, in the event that he fails to meet his payment obligations, to apply the cash deposits and to realize all credit rights, trade bills or securities that, in this case, may be deposited in the Bank, until such time as he honors the outstanding payments still due and payable.
ELEVENTH.- Charges and Expenses
          All charges and taxes levied or to be levied by the State, Autonomous Regions, County Councils, Councils, or similar Entities, of whatever type as well as all costs that arise by virtue of the constitution, performance, termination or communication of the obligations arising from this contract and, in particular, the legal charges and the brokerage fees or commissions of the Public Notaries (Fedatarios Públicos) for their execution of this contract or for their formalities or their subsequent interventions, and as the case may be, the charges arising for the register checks or similar requirements in order for the Bank to recover the debt, shall be payable by the Borrower.
          In the event of payment re-negotiation at the request of the Borrower, for an unsettled debt, the Bank shall receive at the time of negotiation 0.40% of the total amount of the debt due and unpaid, with a minimum of 12.02 euros.
          Where the Bank reclaims amounts due and unpaid, it shall receive without prejudice to the charges, levies, legal costs and expenses that may arise in such circumstances, to cover the administrative charges, a fixed amount of 30 euros, at the time when the amount is due or on the first payment of the debt claims.
TWELFTH.-. Judicial Enforcement
The contract to which the present agreement refers has been executed, as expressed above, before the Notary Public (Fedatario Público) and carries with it full legal force including the provisions of article 517, section 2, number 5 of the Civil Procedure Act ( Ley de Enjuiciamiento Civil) and the accompanying legislation.
Should the loan be in arrears for whatever reason or motive, and given that the amount payable is a cash sum arising from the loan as certified in this document, the Bank may commence an action for judicial enforcement in accordance with number 5°, of section 2, article 517 of the Civil Procedure Act (Ley de Enjuiciamiento Civil) and the associated regulations, with the object of enforcing repayment of the principal, interest thereof, fees, costs and expenses, in accordance with the conditions as established in this contract, plus the costs and expenses, and judicial taxes and costs that may arise as a consequence of the proceedings.
Without prejudice to what was set out in the previous paragraph, the contracting parties expressly agree that, for purely procedural purposes, in accordance with the provisions contained in section 2 of article 572 of the Civil Procedure Act (Ley de Enjuiciamiento Civil), the Bank may include, together with the document indicating its right to enforcement as set out at number 5° of section 2 of article 517 of the Civil Procedure Act (Ley de Enjuiciamiento Civil), issued in accordance with the applicable notarial regulation, other certification, issued in accordance with the terms as set out in section 1 of article 573 of the said Act, accrediting the debit balance account of the operation, in the form agreed in this contract. For these purposes, the document indicating the right to execution and the supporting documentation as set out in section 1 of article 573 of the Civil Procedure Act (Ley de Enjuiciamiento Civil) shall suffice for the application for judicial enforcement.

The Borrower agrees forthwith that any number of authorized copies of the present memorandum requested by the Bank for judicial enforcement reasons will an have identical legal status to that of the original copy
It shall fall on the Borrower to pay the fees or brokerage commissions of the Notaries Public (Fedatarios Públicos) for their intervention in issuing the second copies or affidavits of this contract as mentioned in the previous paragraph, and shall extend also to guaranteeing, as appropriate, the payment of said fees or brokerage commission.
THIRTEENTH.- Domicile of the parties, place of fulfillment of obligations
          For all the purposes of notices, requests and communications to which this contract gives rise, even to the effects deriving from Art. 51 of the Civil Procedure Act (Ley de Enjuiciamiento Civil), the designated address of the Borrower shall be TEIDE 4 PARQUE EMPRESARIAL LA MARINE, 28700 SAN SEBASTIAN DE LOS REYES, a place where it has an authorized representative to act on its behalf, unless an irrefutable notice is given to the Bank of a change of the said domicile.
          It is expressly declared that the place of payment and fulfillment of whatever obligations may arise from the present contract, is the Branch of the Banco Bilbao Vizcaya Argentaria, S.A.(Office 5710), situated in C/REAL 73, 28700 S S DE LOS REYES, a place which is designated by the bank as its domicile for the purposes mentioned in the previous paragraph.
          For the purpose of communication between the parties, it is expressly agreed that any method may be used that permits proof of transmission and receipt. In this regard the transmission of a telegram or fax sent to the appropriate address is expressly declared as valid and constitutes authentic proof of receipt of service for the communication of the telegram and so does the original copy of the fax on which its reception at the address indicated is printed ..
          The Borrower expressly agrees s that for operational, accounting or organizational reasons the Bank reserves the right to change the account number used by the Borrower, the office number and the location of same, though always within the same city in which the initial office was located, and the parties accept, in this sense, the new location as the place for payment and compliance with the obligations arising from the contract, granted also that this modification does not in the least affect the rest of the contractual conditions, nor the obligations of whatever type assumed by both parties in the present contract.
          The said modification shall be notified by the Bank to the Borrower by any means of communication, provided always that there exists written proof of service in which must be specified: the new account number and that of the office, as the case may be, should the office address have changed, and the date from which the said modification will come into effect.
FOURTEENTH.- Assignment
          The Bank may assign, transmit or transfer, fully or in part this credit agreement or any of the rights arising from the present contract.

          The Bank enters into the present Contract on the understanding that the Borrower possesses the requisite legal capacity and solvency and that this contract or the rights derived thereunder may not be assigned, transmitted or transferred, fully or in part by the latter without the express consent of the Bank.
FIFTEENTH.- Applicable Law
          The present contract shall be governed by Spanish law.
SIXTEENTH.- Declarations and Obligations.
16.1.- DECLARATIONS OF THE BORROWER
The Bank grants the present Contract in consideration of the following declarations which the Borrower solemnly makes:
1.	That the Borrower is in possession of all necessary authorizations, where applicable, to enter into the present Contract, and that contractual obligations so entered into are valid and binding. At the same time, no consent, license, authorization or approval of third parties, shall be required in relation to the granting, validity and enforceability of the present Contract not previously obtained before the formal endorsement of this agreement.
2.	That all the information submitted to the Bank, including the financial information is correct and faithfully reflects such position, in accordance with the principles of accountancy commonly accepted in Spain, and that there are no matters or omissions that may distort the said information.
3.	That there are no outstanding litigation, arbitration or proceedings of whatever kind or of which the Borrower has received notice, and that should such matters conclude in a manner adverse to the Borrower, this could have a substantially negative effect on his business activities, assets or financial situation or his capacity to fulfill his obligations arising from the present Contract or that could question the validity or enforceability of the present Contract.
4.	That to date there exist no grounds that could justify a declaration of early termination neither in relation to the present Credit agreement or to any other credit or loan contract that the Borrower may have entered into with third parties.
5.	That the Borrower understands and acknowledges that the present financing transaction has been granted by the Bank on the basis of his personal circumstances, assets and financial situation, in accordance with the financial and asset documentation supplied to the Bank and the representations and warranties made in the present document and the obligations undertaken herein.
     The above solemn declarations shall be understood as being implicitly reaffirmed and renewed on each date when the interest payments are to be made.

16.2) OBLIGATIONS OF THE BORROWER
          In addition to the obligations inherent in this Contract to repay the principal, interest thereof, and fees, costs and expenses, the Borrower accepts the following obligations with the Bank while the present Contract is in force or while the obligations arising from the contract have not been fully complied with:
1.	To maintain the present loan and the rights of the Bank arising from this agreement, with at least with the same preferences, privileges and rank as those which may arise for third party creditors on account of contracts, of whatever type, that the Borrower may enter into in future.
2.	Not to grant in favor of third parties any type of real or personal guarantees, except those to which the Bank consents in writing, requiring the creation of identical guarantees in favor of the Bank as those established with third party creditors, in such form as the Bank maintains at all times the same ranking as with whatever other creditors the Borrower enters into contracts of this type.

In respect of real or personal guarantees in existence before this Contract and which are included in the Financial Statement of the Borrower, the latter shall not to extend, increase or upgrade them, without previously granting equivalent guarantees in favor of the Bank.
3.	The Borrower must likewise send to the Bank within Fifteen (15) days from the date on which this is requested in writing, whatever information in relation to his economic and financial situation, or to any relevant fact, or that which is necessary to check the use of such loaned funds, as the Bank may reasonably demand.
4.	Notification in writing to the Bank, as soon as the Borrower becomes aware of any circumstance concerning him or his parent company that may adversely affect his true net worth and financial situation or, in accordance with that which is established in the following Clause may result in the expiration of this Contract and the early termination of this loan.
5.	Not to segregate, break up, sell, assign, transfer or in any form dispose of a substantial part of the premises or the group of active assets, or rights to receive payment — present or future — of the Borrower for an amount greater than 25% of his total consolidated assets, either as part of a single transaction or in a series of them, without receipt of an equivalent counter benefit, and without the express prior consent of the Bank.
6.	Not to enter into mergers, acquisitions or absorptions without the prior knowledge of the Bank, nor to agree to its dissolution, transformation, merger or break-up, nor to reduce its capital stock or modify its corporate purpose, save when obliged so to do by regulation or rule of law.
7.	To notify the Bank with due diligence of any matter which affects the truth or accuracy of the declarations contained in section 16.1) of the present Clause.
8.	Whenever it becomes necessary for the repayment of the principal of the loan or the payment of the interests arising thereof or of whatever other amount, the Borrower shall adopt or provide the means necessary to effect or enable the cash flow available from its Subsidiaries to be transferred in favor of the Borrower. Such transfers may be carried out at the discretion of the Borrower, by means of dividends distribution or whatever other instrument.
          For the purposes of the present Contract, Subsidiaries shall have the meaning defined in article 4 of the Securities Market Act (Ley del Mercado de Valores) 24/1988, of July 28.
9.	To comply with the applicable legislation in force at any given time in the areas of trade, tax, employment, social, environmental or any other applicable law.
10.	To communicate to the Bank: a) any variation in his shareholding that may affect more than 5% of the total shareholding, if it is a listed company, or of 10% in other cases; and b) any change that results in the takeover or loss of control of the company by one or more of its partners, by which it is understood to be an absolute majority of the shareholders.
16.3) OTHER DECLARATIONS, OBLIGATIONS AND STATEMENTS
In the event that any of the following persons: the Borrower, guarantors of any type, as the case may be, are declared insolvent, the fact that the Bank approved favorably the corresponding Agreement shall not prevent the Bank from recovering against those other parties under an obligation to this contract in accordance with the terms as laid out herein.
SEVENTEENTH.- Increase in costs for the Bank
Should obligations be imposed on the Bank by legislation or regulations such as coefficients, reserves or deposits necessary over its liabilities in the Interbank Money Market, that involve an increase in the costs of the funds that the Bank has to use for the financing of what was implemented through the present Credit Agreement, or should restrictions be imposed, either in relation to the interest rate or the commissions, or any other restrictions, that involve a reduction in the income that the Bank would be entitled to pursuant to this agreement, the Borrower shall compensate the Bank affected by the said provisions to the extent that the cost of the said funds is increased or income reduced.
To this effect, the Bank, on each payment and liquidation of interest, and for the same period of time, shall draw a complementary settlement charging the amount corresponding to the increase in costs for the Bank, in accordance with the provisions contained in the previous paragraph, including in the said settlement and liquidation a detailed calculation of the total amount charged.
EIGHTEENTH.- General Conditions
The Bank wishes to expressly draw attention to the fact that the clauses of this contract have previously been drawn up by same, and therefore those that do not include agreements of a financial nature or that are not regulated by a general or specific provision that makes their application obligatory for the contracting parties, or that have not been the object of a specific negotiation, shall be regarded as general conditions of contract, the contracting parties together with the Bank expressly accepting the said conditions and their incorporation into the contract, in accordance with Law 7/1998, of April 13, on the General Conditions of Contract (Ley sobre Condiciones Generales de la Contratación).

FINAL PAGE OF LOAN POLICY N° 5710/248869 FORMALIZED BETWEEN BANCO BILBAO VIZCAYA ARGENTARIA, S.A. AND LABORATORIOS BELMAC, S.A. UNDER THE SUPERVISION OF THE NOTARY PUBLIC (FEDATARIO PUBLICO).
TOTAL NUMBER OF PAGES (INCLUDING THE PRESENT AND THE ANNEXES) THAT MAKE UP THE POLICY: 17
          In fulfillment of the regulations laid down in the Ministerial Order of May 28, 1998, the Notary Public (Fedatario Público) swears on oath that the present agreement, including such annexes, additional clauses and attached documents as the case may be, comprising in total the number of pages indicated above, including the present page, with the reverse side blank, numbered in sequence on the front, all of which have been numbered, stamped, signed and sealed by the supervising Notary Public..
          The parties state that, with a single signature stamped on the last page, they affirm their full agreement and acceptance of the entire contents of this agreement, as it has been drafted and with all the conditions included therein.
          By these express terms, the contracting parties agree to accept the agreement duly entered into,
Alcobendas on June 29, 2007

BANCO BILBAO VIZCAYA ARGENTARIA,S.A. By Proxy	THE BORROWER LABORATORIOS BELMAC, S.A. By Proxy

LABORATORIOS DAVUR, S.L. By Proxy	LABORATORIOS RIMAFAR, S.L. By Proxy	BENTLEY API, S.L. By Proxy
Under my supervision I solemnly swear to the true identity, contractual capacity and authenticity of the signatures of the executing parties, and to their conformity and acceptance of the content of this agreement.
THE NOTARY PUBLIC
(FEDATARIO PÚBLICO)

ADDITIONAL CLAUSE 1 TO THE VARIABLE INTEREST LOAN POLICY
BASED ON THE EURIBOR RATE NO. 5710/248869 DRAWN UP IN
ALCOBENDAS ON JUNE 29, 2007 BETWEEN BANCO BILBAO VIZCAYA
ARGENTARIA S.A. AND LABORATORIOS BELMAC, S.A. WITH THE
ASSISTANCE OF THE NOTARY PUBLIC (FEDATARIO PUBLICO) MR.
GERARDO VON WICHMANN ROVIRA
The Borrower pledges not to grant, nor to allow the existence of as a guarantee of any debt, loan, credit or any other current or future obligation, any mortgage, pledge, assignment of assets or any type of guarantee over some or all of its assets or profits, current or future unless it simultaneously grants the Bank identical guarantees or rights, in the same degree, or other rights and guarantees that are equivalent in the opinion of BBVA, S.A.
Not to set up in favor of third parties any type of real or personal guarantee, except for those which the Bank may grant in writing, undertaking to set up in favor of the Bank guarantees identical to those that it may set up in favor of third party creditors such that the Bank will always be maintained in the same ranking as that of any other creditors of the Borrower and guarantors for contracts of this type.

ADDITIONAL CLAUSE 2 TO THE VARIABLE INTEREST LOAN POLICY
BASED ON THE EURIBOR RATE NO. 5710/248869 DRAWN UP IN
ALCOBENDAS ON JUNE 29, 2007 BETWEEN BANCO BILBAO VIZCAYA
ARGENTARIA S.A. AND LABORATORIOS BELMAC, S.A. WITH THE
ASSISTANCE OF THE NOTARY PUBLIC (FEDATARIO PUBLICO) MR.
GERARDO VON WICHMANN ROVIRA
OBLIGATIONS OF THE BORROWER
a)	The Borrower shall maintain as a maximum a proportional relationship between his “Net Financial Debt” (understanding by this whatever obligation, direct or indirect, that will accrue a payment or loss of assets, including the guarantees that could be entered into with third parties that are not subsidiaries and not counted in the liabilities as payment obligations, and without including the Subordinated Debt + Liquid Assets ( for the definition of this term, see below)) obtained as at the Annual Audited Group Financial Statement and their “Net Worth” (taking into consideration the subscribed capital share, the stock premiums, reserves of all types, the differences of conversion, the losses and profits attributable to the dominant company not including the dividends and the Subordinated Debt; and without considering the negative effect on the going concern value) obtained as at from the Annual Audited Group Financial Statement, not greater than 0.33, that is to say:

Net Financial Debt / Net Worth < 0.33

b)	The Borrower shall maintain at all times a relationship between the Net Financial Debt, obtained as at the Annual Audited Group Financial Statement of the prior accounting year, and the Operating Profit, obtained as at the Annual Audited Group Financial Statement of the prior accounting year, not greater than 2.75, that is to say:

Net Financial Debt / Operating Profit < 2.75

.- Pari Passu and Negative Pledge.
The Borrower expressly undertakes to maintain the present credit and the rights that from the present contract are derived for the Bank, at least with the same rank, real preferences and guarantees, personal or of another type, that those derived of any contract, now or in the future, for any other creditor, except the preferences and guarantees created and granted prior to this contract, but in this case it will not be able to improve them, to increase them nor to extend them beyond the way and term in which they are at the moment of the formalisation of the present contract.
Specially, the Borrower undertakes not to guarantee debts or operations with third parties, either present or future, by means of the constitution of mortgages or any other charge, burdens or guarantees on lots, lands or assets of its property, unless written consent is given by the Bank.